EXHIBIT 99.1

Curtiss-Wright Reports Third Quarter and Nine Months 2011 Financial Results

Net Sales Up 11%; Net Earnings Up 24%; Diluted EPS of $0.73; Raises Full Year 2011 Guidance

PARSIPPANY, N.J., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the third quarter and nine months ended September 30, 2011. The highlights are as follows:

Third Quarter 2011 Operating Highlights

  Net sales increased 11% to $516 million from $466 million in 2010; Organic sales up 4%;
  Operating income increased 4% to $50 million from $48 million in 2010; Organic operating income up 7%;
  Net earnings increased 24% to $34 million, or $0.73 per diluted share, from $28 million, or $0.60 per diluted share, in 2010; The current year quarter included a Research and Development ("R&D") tax benefit of $4 million; and
  New orders were $580 million, up 25% from 2010, due largely to higher orders in the power generation market, increased demand in the oil and gas market for Maintenance, Repair and Overhaul (MRO) products, strong demand in the commercial aerospace market due to production rate increases by the OEM's and increased orders in the naval defense market for the CVN-79 program.

Nine Months 2011 Operating Highlights

  Net sales increased 9% to $1.49 billion from $1.37 billion in 2010;
  Operating income increased 17% to $144 million from $123 million in 2010;
  Net earnings increased 29% to $91 million, or $1.93 per diluted share, from $70 million, or $1.51 per diluted share, in 2010; and
  New orders were $1.56 billion, up 15% from 2010. At September 30, 2011, backlog was $1.73 billion, up 4% from $1.67 billion at December 31, 2010.

"We are pleased with our solid overall performance in the third quarter, with double-digit growth in sales, net earnings and earnings per share," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. "As an established leader in our niche markets, we strive to maintain a well-balanced and diversified portfolio of products and services that generates consistent growth in sales and profitability, which is aided by our continued focus on lowering our cost base through operational improvements. We are particularly pleased with the strong demand for our advanced technologies, as we experienced new order growth within our commercial and defense markets of 35% and 12%, respectively.

"Sales in our commercial markets surged 20% over the prior year quarter, led by strong, double-digit growth in our base businesses and contributions from our 2011 acquisitions with the largest growth generated in our commercial aerospace, power generation and general industrial markets. Meanwhile, our defense revenues declined 1% over the prior year period, despite increased sales related to our content on military aircraft and helicopter programs, particularly as they relate to Intelligence, Surveillance and Reconnaissance (ISR) applications, which were partially offset by lower sales for submarines and aircraft carriers, primarily due to timing on long-term contracts. Year-to-date, our defense sales are up 5%."

Third Quarter 2011 Operating Results

Sales

Sales of $516 million increased $50 million, or 11%, compared to the prior year period. Sales grew in all three of our segments, with growth of 36% in Metal Treatment, 9% in Motion Control and 6% in Flow Control. Acquisitions accounted for approximately $26 million, or 6%, of the sales growth. In addition, favorable foreign currency translation added $5 million, or 1%, to sales during the quarter. Excluding acquisitions, divestitures and foreign currency translation, sales increased 4% organically.

Sales were higher within all of our commercial markets, led by a 43% surge in commercial aerospace, along with solid gains in both the power generation and general industrial markets, which grew 18% and 14%, respectively. Sales in the oil and gas market increased a modest 4% in the quarter, due primarily to increased demand for our MRO products. Defense sales were driven by a solid 8% increase in aerospace defense, but were offset by a 9% reduction in naval defense and 5% decline in ground defense.

Operating Income

Operating income increased 4% to $50 million, up $2 million compared to the prior year period, driven by a solid 120% increase in our Metal Treatment segment due to strong demand across all of our major lines of business and markets. This increase in operating income was offset by declines of 13% in Motion Control and 5% in Flow Control. Meanwhile, unfavorable foreign currency translation lowered current quarter results by approximately $2 million, or 3%, mainly impacting our Motion Control segment. Acquisitions and divestitures had a minimal net impact on the current quarter operating income. Excluding acquisitions, divestitures and foreign currency translation, operating income grew 7% organically.

Overall operating margin in the quarter was 9.7%, a 60 basis point reduction compared to 10.3% reported in the prior year period. However, excluding foreign currency translation, acquisitions and divestitures, our organic operating margin was 10.7%, up 30 basis points compared to the prior period.

Organic segment operating margin was 11.9%, up 40 basis points compared to the prior year quarter, driven by a significant improvement in our Metal Treatment segment somewhat offset by lower than expected performance in our oil and gas market.

Non-segment operating costs of $6 million increased by approximately $1 million compared with the prior year period, mainly due to foreign exchange transactional gains recognized in the prior year that did not recur in the current year period.

Net Earnings

Net earnings increased 24% from the comparable prior year period, mainly due to higher operating income, lower interest expense and a lower effective tax rate. Lower interest expense for the third quarter of 2011 was due to lower borrowing rates and lower average debt levels compared to the prior year period. Our effective tax rate for the current quarter was 23.8%, well below the 34.4% tax rate from the prior year period, largely due to a $4 million tax benefit recognized in the current quarter for R&D tax credits.

Cash Flow

Free cash flow was $15 million, a $4 million decline over the prior year period. Net cash generated from operating activities increased by $4 million from the prior year period, mainly due to higher net income. Capital expenditures were $24 million in the third quarter of 2011, an increase of $7 million from the prior year period, largely driven by our facility expansions within our oil and gas and commercial aerospace businesses.

Segment Performance

Flow Control – Sales for the third quarter of 2011 were $265 million, an increase of $16 million, or 6%, over the comparable prior year period. The performance was led by solid growth within the power generation and general industrial markets, but partially offset by lower sales in the naval defense market. Sales in the power generation market were led by AP1000 reactor projects both domestically and internationally. In addition, increased demand for our control systems for commercial heating, ventilation, and air conditioning ("HVAC") customers internationally drove the higher sales in the general industrial market. Those gains were offset by lower sales in the naval defense market primarily due to the winding down of production on the CVN-78 Ford class aircraft carrier program, and lower sales on the Virginia class submarine program due to timing on long-term contracts. Within the oil and gas market, improved MRO sales were essentially offset by reduced international project sales. Additionally, our 2011 acquisition of Douglas Equipment Ltd. contributed approximately $10 million in sales in the current quarter, primarily within the commercial aerospace market.

Operating income in the third quarter of 2011 was $25 million, a decrease of 5% from the comparable prior year period, while operating margin declined 100 basis points to 9.4%. The decrease in operating income and operating margin is primarily due to lower than expected overall performance in our oil and gas market due to the under absorption of fixed overhead costs relative to our large, international projects business, and the start-up costs relative to our super vessel business. These decreases were partially offset by higher sales volumes and resultant favorable absorption in the general industrial and power generation markets. Acquisitions and foreign currency translation had a minimal impact on operating income in the current year quarter.

Motion Control – Sales for the third quarter of 2011 were $177 million, an increase of $15 million, or 9%, over the comparable prior year period. We experienced solid sales growth in both our commercial and defense markets, which grew 18% and 4%, respectively. Growth in our commercial markets was largely driven by a 21% increase in sales in the commercial aerospace market due to increases on Boeing 737, 747, 777 and 787 aircraft, as well as healthy demand for sensor and control products on various commercial aircraft.  In addition, increased demand for sensor and control products drove the higher sales in the general industrial market. We also experienced modest overall growth within the defense markets, as increases in our aerospace defense market offset lower sales in ground defense.  The increase in the aerospace defense market was driven by higher sales related to our embedded computing and sensor and control products supporting ISR applications, including higher sales on various helicopter programs, mainly the Blackhawk, as well as higher sales on the V-22 Osprey program.  Those gains were offset by lower sales on the Global Hawk program as well as the expected decrease in sales related to the previous cancellation of the F-22 program. Meanwhile, the decrease in ground defense market sales was largely driven by lower sales on the Bradley platform, partially offset by higher sales of turret drive systems to international customers. Our 2011 acquisitions of ACRA Control, Ltd. and Predator Systems Incorporated contributed approximately $5 million in sales in the current quarter, while favorable foreign currency translation added approximately $2 million.

Operating income for the third quarter of 2011 was $19 million, a decrease of approximately $3 million, or 13%, compared to the prior year period, while operating margin decreased 270 basis points from the prior year period to 10.7%. Current quarter operating income and margin were impacted by acquisitions, a divestiture and unfavorable foreign currency translation. Excluding the effects of these items, our operating income increased 3% organically, and generated an organic operating margin of 13.2%, a 20 basis point decrease from the prior year period primarily due to strategic investments in several long-term ISR-related defense programs.

Metal Treatment – Sales for the third quarter of 2011 were $74 million, an increase of $20 million, or 36%, compared to the prior year period. We continue to benefit from improved global economic conditions and increased demand across all major lines of business and markets, most notably for shot peening and coatings services to commercial markets. The performance was led by strong growth within the commercial aerospace and general industrial markets, which grew 41% and 27%, respectively, along with solid growth in our power generation market. Additionally, our 2011 acquisitions of the BASF Surface Technologies business and IMR Test Labs contributed approximately $11 million in sales in the current quarter, while favorable foreign currency translation added $1 million.

Operating income in the third quarter of 2011 was $12 million, an increase of nearly $7 million, or 120%, compared to the prior year period. Operating margin amounted to 16.8%, or 640 basis points higher than the prior year period, with acquisitions contributing nearly $2 million to operating income in the current quarter. The significant improvement in operating income was primarily driven by higher sales volumes resulting in favorable absorption of fixed overhead costs across all of our major lines of business, as well as a favorable, non-recurring insurance recovery.

Full Year 2011 Guidance

The Company is updating its full year 2011 financial guidance as follows:

• Total Sales	$2.060 -- $2.075 (previously $2.030 -- $2.060)
• Operating Income	$207 -- $214 million (no change)
• Diluted Earnings Per Share	$2.68 -- $2.78 (previously $2.58 -- $2.68)
• Effective Tax Rate	31.0% (previously 33.0%)
• Diluted Shares Outstanding	47.3 million (no change)
• Free Cash Flow	$90 -- $100 million (no change)

(Free cash flow is defined as cash flow from operations less capital expenditures and includes payments of $34 million to the Curtiss-Wright Pension Plan in 2011)

Note: A more detailed breakdown of our 2011 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "Our third quarter operating results met our expectations despite some on-going challenges in the oil and gas market. We expect the positive momentum from most of our businesses and markets to continue into the fourth quarter, which is expected to be our largest and most profitable quarter of the year. We have increased our full year sales guidance range to reflect the improved performance within our commercial markets, particularly in our commercial aerospace and power generation markets and have also raised our diluted earnings per share guidance to reflect operational improvements and lower costs of $0.05, the impact of the R&D tax credit of $0.09, partially offset the expected additional dilution from our recently completed acquisitions of ($0.04). In addition, our backlog and capitalization remain strong, and we expect to continue to demonstrate our ability to produce long-term organic growth through our portfolio of highly engineered products and to strategically reinvest in both our technologies and strategic acquisitions in order to enhance our portfolio and market diversification. Overall, we are encouraged by our performance thus far in 2011 and look forward to delivering solid results with strong profitability to conclude the year."

Conference Call Information

The Company will host a conference call to discuss the third quarter 2011 results at 10:00 A.M. EDT on Friday, October 28, 2011. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2011	2010	$	%	2011	2010	$	%

Net sales	$515,996	$465,813	$50,183	10.8%	$1,492,751	$1,369,753	$122,998	9.0%
Cost of sales	345,359	310,096	35,263	11.4%	1,004,188	921,669	82,519	9.0%
Gross profit	170,637	155,717	14,920	9.6%	488,563	448,084	40,479	9.0%

Research and development expenses	17,705	13,218	4,487	33.9%	46,431	40,894	5,537	13.5%
Selling expenses	30,918	27,560	3,358	12.2%	90,077	83,900	6,177	7.4%
General and administrative expenses	71,868	66,853	5,015	7.5%	208,537	200,692	7,845	3.9%

Operating income	50,146	48,086	2,060	4.3%	143,518	122,598	20,920	17.1%

Interest expense	(5,033)	(5,815)	782	13.4%	(15,121)	(17,182)	2,061	12.0%
Other (expense)/income, net	(35)	86	(121)	(140.7%)	50	622	(572)	(92.0%)

Earnings before income taxes	45,078	42,357	2,721	6.4%	128,447	106,038	22,409	21.1%
Provision for income taxes	10,718	14,573	(3,855)	(26.5%)	37,775	36,021	1,754	4.9%

Net earnings	$34,360	$27,784	$6,576	23.7%	$90,672	$70,017	$20,655	29.5%

Basic earnings per share	$ 0.74	$ 0.61			$ 1.96	$ 1.53
Diluted earnings per share	$ 0.73	$ 0.60			$ 1.93	$ 1.51

Dividends per share	$ 0.08	$ 0.08			$ 0.24	$ 0.24

Weighted average shares outstanding:
Basic	46,466	45,898			46,328	45,765
Diluted	46,936	46,276			46,978	46,253

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

			Change
	September 30, 2011	December 31, 2010	$	%
Assets
Current assets:
Cash and cash equivalents	$ 54,982	$ 68,119	$ (13,137)	(19.3%)
Receivables, net	550,997	461,632	89,365	19.4%
Inventories, net	328,954	281,103	47,851	17.0%
Deferred tax assets, net	54,222	48,568	5,654	11.6%
Other current assets	30,269	40,605	(10,336)	(25.5%)
Total current assets	1,019,424	900,027	119,397	13.3%
Property, plant, and equipment, net	430,283	397,280	33,003	8.3%
Goodwill	742,086	693,572	48,514	7.0%
Other intangible assets, net	248,278	240,197	8,081	3.4%
Deferred tax assets, net	1,147	1,033	114	11.0%
Other assets	10,174	9,909	265	2.7%
Total assets	$ 2,451,392	$ 2,242,018	$ 209,374	9.3%

Liabilities
Current liabilities:
Current portion of long-term and short-term debt	$ 227,240	$ 2,602	$ 224,638	8633.3%
Accounts payable	112,502	133,180	(20,678)	(15.5%)
Dividends payable	3,735	--	3,735	100.0%
Accrued expenses	102,465	99,966	2,499	2.5%
Income taxes payable	2,339	3,111	(772)	(24.8%)
Deferred revenue	168,357	146,770	21,587	14.7%
Other current liabilities	49,855	42,310	7,545	17.8%
Total current liabilities	666,493	427,939	238,554	55.7%

Long-term debt	283,957	394,042	(110,085)	(27.9%)
Deferred tax liabilities, net	35,795	26,815	8,980	33.5%
Accrued pension and other postretirement benefit costs	151,309	166,591	(15,282)	(9.2%)
Long-term portion of environmental reserves	18,319	19,091	(772)	(4.0%)
Other liabilities	53,682	47,437	6,245	13.2%
Total liabilities	1,209,555	1,081,915	127,640	11.8%

Stockholders' equity
Common stock, $1 par value	48,879	48,558	321	0.7%
Additional paid in capital	142,980	130,093	12,887	9.9%
Retained earnings	1,151,957	1,072,459	79,498	7.4%
Accumulated other comprehensive loss	(19,670)	(2,813)	(16,857)	(599.3%)
	1,324,146	1,248,297	75,849	6.1%
Less: cost of treasury stock	82,309	88,194	(5,885)	(6.7%)
Total stockholders' equity	1,241,837	1,160,103	81,734	7.0%

Total liabilities and stockholders' equity	$ 2,451,392	$ 2,242,018	$ 209,374	9.3%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change %	2011	2010	Change %
Sales:
Flow Control	$ 265,248	$ 249,255	6.4%	$ 770,996	$ 741,841	3.9%
Motion Control	176,855	162,305	9.0%	513,147	465,302	10.3%
Metal Treatment	73,893	54,253	36.2%	208,608	162,610	28.3%

Total sales	$ 515,996	$ 465,813	10.8%	$ 1,492,751	$ 1,369,753	9.0%

Operating income:
Flow Control	$ 24,836	$ 26,030	(4.6%)	$ 70,000	$ 67,554	3.6%
Motion Control	18,896	21,730	(13.0%)	53,986	54,026	(0.1%)
Metal Treatment	12,398	5,639	119.9%	32,862	18,136	81.2%

Total segments	56,130	53,399	5.1%	$ 156,848	$ 139,716	12.3%
Corporate and other	(5,984)	(5,313)	(12.6%)	(13,330)	(17,118)	22.1%

Total operating income	$ 50,146	$ 48,086	4.3%	$ 143,518	$ 122,598	17.1%

Operating margins:
Flow Control	9.4%	10.4%		9.1%	9.1%
Motion Control	10.7%	13.4%		10.5%	11.6%
Metal Treatment	16.8%	10.4%		15.8%	11.2%
Total Curtiss-Wright	9.7%	10.3%		9.6%	9.0%

Segment margins	10.9%	11.5%		10.5%	10.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$ 38,705	$ 35,106	$ 53,758	$ 37,692
Capital expenditures	(23,693)	(16,459)	(61,232)	(38,802)
Free cash flow (1)	$ 15,012	$ 18,647	$ (7,474)	$ (1,110)

Cash conversion (1)	44%	67%	(8%)	(2%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION
2011 Earnings Guidance - As of October 27, 2011
(In millions, except per share data)

		2011 Guidance (1)		Change
	2010 Actual	Low	High	%
Sales:
Flow Control	$ 1,025	$ 1,075	$ 1,080	5%
Motion Control	647	705	710	9-10%
Metal Treatment	221	280	285	27-29%
Total sales	$ 1,893	$ 2,060	$ 2,075	9-10%

Operating income:
Flow Control	$ 104	$ 106	$ 109	2-5%
Motion Control	80	80	83	0-3%
Metal Treatment	26	44	46	67-75%
Total segments	$ 211	$ 230	$ 237	9-13%
Corporate and other	(31)	(23)	(24)
Total operating income	$ 180	$ 207	$ 214	15-19%

Operating margins:
Flow Control	10.2%	9.9%	10.1%
Motion Control	12.4%	11.3%	11.6%
Metal Treatment	11.7%	15.5%	16.0%
Total operating margin	9.5%	10.1%	10.3%

Interest expense, net	$ (22)	$ (23)	$ (23)
Earnings before income taxes	158	184	190
Provision for income taxes	(52)	(57)	(59)
Net earnings	$ 107	$ 127	$ 131	19-23%

Diluted earnings per share	$ 2.30	$ 2.68	$ 2.78	17-21%
Diluted shares outstanding	46.3	47.3	47.3

Free cash flow (2)	$ 119	$ 90	$ 100
Depreciation and amortization	$ 80	$ 90	$ 90
Effective tax rate	32.7%	31.0%	31.0%

(1) 2011 Guidance includes revisions to current outlook and recently announced transactions.
(2) Free Cash Flow is defined as cash flow from operations less capital expenditures and includes payments of $34 million to the Curtiss-Wright Pension Plan in 2011.

*Full year amounts may not add due to rounding

2011 Guidance by Markets - As of October 27, 2011(1)
(In millions)

		2011 Guidance % Change
	2010 Actual	Low	High

Defense Markets
Aerospace	$ 269	7%	9%
Ground	124	6%	8%
Navy	365	1%	3%
Defense	27	(7%)	(9%)
Total Defense	$ 784	4%	6%

Commercial Markets
Commercial Aerospace	$ 248	30%	32%
Oil and Gas(2)	259	(3%)	(5%)
Power Generation	357	9%	11%
General Industrial/Auto	244	14%	16%
Total Commercial	$ 1,109	12%	14%

Total Curtiss-Wright	$ 1,893	9%	10%

(1) 2011 Guidance includes revisions to current outlook and recently announced transactions.
(2) Oil and Gas market sales include the adjustment for the announced divestiture of a legacy distribution business.

*Full year amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
($ in thousands)

	Three Months Ended September 30,
	Flow Control			Motion Control			Metal Treatment			Corporate & Other			Total Curtiss - Wright
	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg	2011	2010	Chg
Sales
Organic	$ 253,985	$ 248,311	2%	$ 169,070	$ 162,305	4%	$ 61,460	$ 54,253	13%	$ --	$ --		$ 484,515	$ 464,869	4%
Incremental (1)	10,054(2)	944(4)		5,308(2)			11,130(2)						26,492(2)	944(4)
Foreign Currency Fav (Unfav) (3)	1,209			2,477			1,303						4,989
Total	$ 265,248	$ 249,255	6%	$ 176,855	$ 162,305	9%	$ 73,893	$ 54,253	36%	$ --	$ --		$ 515,996	$ 465,813	11%

Operating Income
Organic	$ 24,906	$ 26,111	(5%)	$ 22,292	$ 21,730	3%	$ 10,597	$ 5,639	88%	$ (6,077)	$ (5,313)	(14%)	$ 51,718	$ 48,167	7%
OI Margin %	9.8%	10.5%	-70bps	13.2%	13.4%	-20bps	17.2%	10.4%	680bps				10.7%	10.4%	30bps
Gain on Sale (5)				1,324									1,324
Incremental (1)	(81)(2)	(81)		(2,894)(2)			1,600(2)						(1,375)(2)	(81)
Foreign Currency Fav (Unfav) (3)	11			(1,826)			201			93			(1,521)
Total	$ 24,836	$ 26,030	(5%)	$ 18,896	$ 21,730	(13%)	$ 12,398	$ 5,639	120%	$ (5,984)	$ (5,313)	(13%)	$ 50,146	$ 48,086	4%
OI Margin %	9.4%	10.4%	-100bps	10.7%	13.4%	-270bps	16.8%	10.4%	640bps				9.7%	10.3%	-60bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.
(2) Our organic growth calculations do not include the operating results for our July 28, 2011 acquisition of ACRA Control, Limited (ACRA), July 22, 2011 acquisition of IMR Test Labs, April 6, 2011 acquisition of Douglas, April 8, 2011 acquisition of BASF, and January 7, 2011 acquisition of Predator Systems Incorporated (PSI).
(3) Organic results exclude the effects of current period foreign currency translation.
(4) We sold our legacy distribution business on July 29, 2011. The September 2010 results of operations for this business have been removed from the comparable prior year period for purposes of calculating organic results.
(5) Organic results excludes the gain on sale for Hydrop divestiture which was sold in September 29, 2011.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and metal treatment to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation along with long-standing customer relationships. The company employs approximately 8,700 people worldwide. For more information, visit www.curtisswright.com.

The Curtiss-Wright Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7709

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com